Exhibit 10.1

EXECUTION COPY

AGREEMENT FOR PURCHASE AND SALE

dated as of July 31, 2014

between

THE LONGABERGER COMPANY, as Seller

and

CFI NNN RAIDERS, LLC, as Buyer

SCHEDULE A –SUMMARY DESCRIPTION FOR EACH PROPERTY

SCHEDULE B - LITIGATION

Exhibit A-1 – Building A Legal Description of the Land

Exhibit A-2 – Building B Legal Description of the Land

Exhibit A-3 – Longaberger Homestead Legal Description of the Land

Exhibit B-1 – Building A List of Contracts

Exhibit B-2 – Building B List of Contracts

Exhibit B-3 – Longaberger Homestead List of Contracts

Exhibit C-1 – Building A List of Licenses

Exhibit C-2 – Building B List of Licenses

Exhibit C-3 – Longaberger Homestead List of Licenses

Exhibit D - Form of Special Warranty Deed

Exhibit E – Form of Master Lease

Exhibit F - Form of Non-Foreign Certificate

3

AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”) is dated as of July 31, 2014 between THE LONGABERGER COMPANY, an Ohio corporation, having an office address set forth Paragraph 19 below (“Seller”) and CFI NNN RAIDERS, LLC, a Delaware limited liability company, having an office address set forth in Paragraph 19 below (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell the Property (as hereinafter defined) to Buyer, and Buyer is willing to purchase the Property from Seller, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Buyer and Seller (sometimes referred to as a “Party”, and collectively as “Parties”) agree as follows:

1.                                      Description of Subject Property.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all Seller’s right, title and interest in and to the following property and rights:

(a)                                 each parcel of land located at the street addresses set forth on Schedule A attached hereto as more fully described on Exhibits A-1 through A-3 attached hereto (individually and collectively, the “Land”);

(b)                                 all rights, privileges and easements appurtenant to the Land including, without limitation, all water and air rights, mineral rights (only to the extent owned by Seller and without any representation or warranty with respect thereto), rights of way, roadways, parking areas, roadbeds, drainage rights, alleyways or other appurtenances used in connection with the Land (to the extent owned by Seller and without any representation or warranty with respect thereto) and any after-acquired title or reversion relating to the Land (with respect to each Property, individually and collectively, “Appurtenant Rights”);

(c)                                  all improvements and fixtures now located on such Land (other than those owned by Tenant (as defined below) under the Lease as defined below) including, without limitation, any and all buildings, structures, parking areas, landscaping improvements, other amenities currently located on the Land and all apparatus, equipment, pumps, motors, railroad track, machinery, treatment and storage facilities, and built-in appliances used or to be used in connection with the operation and occupancy of the Land, such as heating and air conditioning systems, electrical systems, plumbing systems, fire prevention and alarm systems, refrigeration, ventilation, or other facilities or services on such Land (with respect to each Property, individually and collectively, “Improvements”);

(d)                                 all personal property now owned or hereafter acquired by Seller and located on or to be located on or in or used in connection with the Land and Improvements including, without limitation, fittings, appliances, shades, blinds, wall to wall carpet, draperies, screens and screening, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, deposits and other items of personal property specifically used or to be used in connection with the ownership and operation of the Land or the Improvements, if any (with respect to each Property, individually and collectively, “Personal Property”);

(e)                                  with respect to each Property, Seller’s right, title and interest (a) in and to all contracts, agreements, guarantees, warranties and indemnities, written or oral, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Personal Property and the Lease including, without limitation, those items listed and described in Exhibits B-1 through B-3 attached hereto (collectively, the “Contracts”), and (b) in and to all (i) plans, models, drawings, specifications, blueprints, surveys, engineering reports, environmental reports and other technical descriptions or materials relating in any way to the Land, Improvements, Appurtenant Rights, Personal Property or the Contracts, and (ii) licenses, franchises, certificates, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements, including, without limitation, the items listed in Exhibits C-1 through C-3 attached hereto with respect to each Property, individually and (collectively, the “Licenses”).

All of the property, rights and privileges described in this Paragraph 1 are collectively referred to as individually and collectively, the “Property” or alternatively, the “Building 1 Property,” the “Building 2 Property” or the “Longaberger Homestead Property,” as applicable.

2.                                      Purchase Price.  The purchase price for the Property (the “Purchase Price”) is, in the aggregate, FIFTEEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($15,800,000.00).  The Purchase Price shall be allocated as follows

(a)                                 Building A $3,200,000.00;

(b)                                 Building B $11,400,000.00; and

(c)                                  Longaberger Homestead $1,200,000.00.

3.                                      Payment of Purchase Price.  The Purchase Price shall be paid, less various adjustments pursuant to the terms of this Agreement, by Buyer to Seller by wire transfer of immediately available funds to Chicago Title of Texas, LLC (in this capacity, “Escrow Agent” and/or “Title Company”, as applicable) located at 14755 Preston Road, Suite 600, Dallas TX 75254, Attention: Becky Brusilow, Tel: (972) 419-4710, Fax (972) 419-4725, to be held in accordance with the terms of this Agreement and Escrow Agents standard strict joint order escrow instructions and released at Closing in accordance with the terms and this Agreement.

4.                                      Closing, and Closing Date.  The consummation of the sale by Seller and the purchase by Buyer of the Property (the “Closing”) shall take place on the date which is one (1) business day following Seller’s satisfaction of its obligations under Paragraph 14 below (the “Closing Date”) through escrow at the offices of Escrow Agent.  In the event that the Closing does not occur on or before July 31, 2014 (the “Outside Closing Date”), then Buyer shall have the right to terminate this Agreement with the giving of written notice as provided for in this Agreement.

5.                                      Buyer’s Inspection and Review Rights.

(a)                                 Simultaneously with the execution of this Agreement, Seller shall deliver or has already delivered to Buyer the following with respect to Seller and each Property:

(i)                                     Copies of surveys, title insurance commitments, title insurance policies or other title information in the possession of Seller or attainable by Seller.

(ii)                                  Copies of structural and mechanical reports, environmental audit reports and soils reports in the possession of Seller or to the extent in Seller’s possession and control.

(iii)                               Copies of all zoning information, studies, subdivision plats, right of way agreements and utility agreements to the extent in the possession or control of Seller.

(iv)                              Copies of permits, occupancy certificates, warranties, guarantees and as-built building plans and specifications respecting the Improvements which are in the possession of Seller.

(v)                                 Copies of the Lease and Contracts and any other agreements affecting the Property, which would be binding upon Buyer following the Closing.

(b)                                 As soon as practicable after the Effective Date, Buyer shall receive, at Seller’s expense (to be paid at Closing as provided in Subparagraph 8(c) below) or Buyer’s expense, if Buyer terminates this agreement as provided in Paragraph 6 and Subparagraph 8(c) below, the following (collectively, “Third-Party Reports”):

(i)                                     A copy of an “as built” survey for the Property.

(ii)                                  An environmental site assessment prepared in accordance with the ASTM E1527-13 standard for the Property.

(iii)                               A zoning report of the Property.

(iv)                              An engineering site assessment of the Property.

(v)                                 An appraisal of the Property.

(vi)                              A Commitment from the Title Company for an owner’s title insurance policy (ALTA form) for the Property (the “Title Commitment”), together with the following:

(A)                               All exceptions and appurtenances to title referred to in the Title Commitment; and

(B)                               A statement from Seller as to any additional proposed exceptions and appurtenances to title which are intended to be of record as of the Closing Date.

The documents and information described in items (a) and (b) above are referred to in this Agreement as collectively, the “Inspection Documents.”

(c)                                  The “Effective Date” shall be the date on which this Agreement is executed and delivered by the last Party to do so.

6.                                      Due Diligence Period.

(a)                                 From the date of this Agreement until such time as this Agreement is either closed or terminated, Buyer, as well as Buyer’s authorized agents and employees and others authorized by Buyer, shall have full and complete access to the Property, during regular business hours upon advance prior notice to Seller, and shall be entitled to enter upon the Property and make such surveying, architectural, engineering, site planning, soil, subsurface, environmental, water drainage, studies respecting availability of all utilities, and other investigations, studies, tests and measurements and to obtain a commitment for title insurance (“Due Diligence”) as Buyer deems necessary or advisable; provided, however, none of the Investigations so conducted will result in any material adverse change to the physical characteristics of the Property.  Buyer shall also have the right during such period to inspect and review the Inspection Documents.  All such entries shall be at the risk of Buyer and Seller shall have no liability for any injuries sustained by Buyer or any of Buyer’s agents or contractors.  Buyer agrees to repair and restore promptly any damage to the Property caused by Buyer or its agents, contractors, consultants, employees, or licensees.  Buyer shall conduct its investigations without unreasonably interfering with any ongoing construction of Seller.  Buyer agrees to indemnify and hold Seller harmless from any and all loss, claim, action, demand and liability, including the costs of defending any claim, action, demand or suit, including reasonable attorney’s fees, and further including any cost of the collection of such indemnity from Buyer, including reasonable attorney’s fees, which may arise against Seller or the Property by virtue of any of Buyer’s actions pursuant to this Subparagraph 6(a).  Buyer agrees to deliver to Seller evidence of liability insurance coverages reasonably satisfactory to Seller, and naming Seller as an additional insured and loss payee, prior to entering the Property to perform any inspections as described in this Subparagraph 6(a).

(b)                                 If the results of any such Due Diligence or the review of the Inspection Documents are unacceptable to Buyer for any reason or no reason, in Buyer’s sole and exclusive discretion, then and in such event Buyer shall have the unqualified right at any time until one (1)  day prior to the Closing Date, which may be given by email to the Parties in accordance with Paragraph 19, to terminate this Agreement by giving written notice to Seller; whereupon, this Agreement shall terminate with any Transaction Expenses to be adjusted in accordance with Subparagraph 8(c).

7.                                      Closing Costs.  Seller, at its expense, shall pay for all transfer taxes and recordation taxes (if any) and all recording and filing charges in connection with instruments by which Seller conveys the Property.  Seller shall pay the cost of any premiums charged by the Title Company for title insurance in favor of the Buyer, extended coverage and such title endorsements as Buyer may reasonably request.  Subject to the Expense Cap (as hereinafter defined), Seller shall be responsible for all legal fees of the Transaction should the transaction timely close.  Any other items which are customarily incurred or prorated in a purchase and sale of the type contemplated hereunder shall be assessed to Seller and/or shall otherwise be prorated as of the Closing Date.  Notwithstanding the foregoing, Seller’s expenses shall not exceed $350,000.00 (the “Expense Cap”).  With the exception of Seller’s legal fees, and Seller’s current mortgages and other liens on the Property, title policy and prorations paid by Tenant under the Lease, any amounts in excess of the Expense Cap shall be the responsibility of Buyer.

8.                                      Tax, Rent and Expense Proration.

(a)                                 Seller and Buyer agree that all ad valorem property taxes on the Property and all other expenses such as utilities, maintenance and other operating expenses incurred in connection with the Property shall be prorated as of the Closing Date, provided, however, if any such amounts (specifically excluding Rent (as defined in the Lease)) are due and owing or payable directly by the Tenant per the terms of the Lease, then such amounts shall not be prorated by the Parties.

(b)                                 The Parties acknowledge that the Land is located in a tax or assessment parcel (the “Unsubdivided Tax Parcel”) which also includes other property.  Seller shall use best efforts to have the Land assessed as a separate Tax Parcel (a “New Tax Parcel”) as soon as practicable.  Until the Unsubdivided Tax Parcels have been separated to conform to the boundaries of the Land, Seller shall be responsible for payment of its portion of any tax with respect to any such Unsubdivided Tax Parcel, and Seller shall use its commercially reasonable efforts to cause the other property owners to pay their proportionate share of such tax that become due and payable prior to or after Closing.  After the Closing, Buyer shall be responsible to pay its proportionate share of such tax that becomes due and payable after Closing.  Per the terms of the Lease, Tenant is responsible for an amount equal to 100% of any “Taxes” (as defined in the Lease) with respect to the New Tax Parcel.  Prior to Closing and until such time as the Land is separately assessed under a New Tax Parcel, Seller shall notify Tenant of such Tax obligations as required under the Lease.  Seller acknowledges that in no event shall Buyer be responsible for paying any Taxes due prior to the Closing.  The terms of this provision shall survive Closing.

Seller shall pay all past due real property taxes at Closing with respect to the remaining property Seller owns contiguous to the Property. The payment of those real property taxes shall be paid from the funds received by Seller at Closing.

(c)                                  Buyer and Seller agree that all third-party, out-of-pocket expenses, actually incurred by Buyer (or its affiliates) in connection with closing the transactions contemplated herein (collectively, the “Transaction”) or in connection with any mortgage financing entered into before the Closing (“Mortgage Financing”), including, any deposits or other fees incurred by Buyer as a result of Buyer’s entry into any interest rate hedge loss, sums payable under any other kind of interest rate protection arrangement or so called “rate-lock” fees (individually and collectively, “Transaction Expenses”) will be paid by Seller and Buyer as set forth below.  Notwithstanding the foregoing, Seller agrees to reimburse Buyer in the amount of $94,800 for anticipated future Mortgage Financing costs, which will be paid by Seller to Buyer at Closing.  Buyer agrees that the foregoing is in full satisfaction of any requirement that Seller pay or otherwise reimburse Buyer for Mortgage Financing costs.  Without duplication, Transaction Expenses shall include, but shall not be limited to, legal fees, Mortgage Financing costs, appraisals, environmental reports, engineering reports or other out-of-pocket third party expenses directly relating to the Transaction for this Closing or incurred in connection with updating any Third-Party Reports.  Transaction Expenses shall be apportioned as follows:

(i)                                     If the Transaction closes substantially in accordance with this Agreement, Seller shall reimburse Buyer one hundred percent (100%) of the Transaction Expenses up to a maximum of the Expense Cap;

(ii)                                  If the Transaction does not close because Buyer at any time refuses to close, and is obligated to do so hereunder, Seller shall not reimburse Buyer for Buyer’s Out of Pocket Expenses or Transaction Expenses; and

(iii)                               If the Transaction does not close through no fault of Buyer and Seller refuses to close, and is obligated to close hereunder, Seller shall reimburse Buyer for Buyer’s Out of Pocket Expenses actually incurred to the date of such Contract termination in accordance with Subparagraph 16(a) below.

(d)                                 Seller shall reimburse Buyer’s Transaction Expenses on the Closing Date. With respect to any Transaction Expenses incurred by Buyer, Buyer shall have the option to credit such amounts as an adjustment to the Purchase Price on the Closing Date in lieu of reimbursement.

(e)                                  The provisions of this Paragraph 8 shall survive Closing or earlier termination of this Agreement.

9.                                      Risk of Loss.  Risk of loss prior to the Closing shall be on Seller.  If, prior to the Closing, any Property (including any portion thereof) shall be materially damaged by fire or other casualty (the term “material” being defined as a casualty the cost of repair of which would exceed $100,000.00), then Buyer may elect to either accept an assignment of insurance proceeds from Seller and proceed to Closing or terminate this Agreement by written notice to Seller. In the event that Buyer terminates this Agreement, this Agreement shall be null and void and neither Party shall have any further expense or liability hereunder.

10.                               Insurance Policies.  Seller shall maintain all insurance policies affecting the Property until the date of Closing.  Thereafter, all insurance policies required under the Lease shall be maintained by Tenant.

11.                               Brokerage Commission.  Seller and Buyer represent and warrant each to the other that they have not dealt with any broker or third party entitled to a commission or fee in connection with the transaction contemplated by this Agreement other than Michael Guagenti of Colliers International (the “Broker”), whose fees are not subject to the Expense Cap and shall be paid by Seller at or prior to Closing.  In the event of a breach of the foregoing warranties, the breaching Party agrees to save, defend, indemnify and hold harmless the non-breaching Party from and against any claims, losses, damages, liabilities and expenses, including, but not limited to, attorneys’ fees.  The obligations of this Paragraph 11 shall survive the Closing or earlier termination of this Agreement.

12.                               Eminent Domain.  If, prior to the Closing, all or any Property (including any portion thereof) is taken by eminent domain or if condemnation proceedings are commenced, either Party shall have the right to terminate this Agreement.  In the event that either Party terminates this Agreement, this Agreement shall be null and void and, with the exception of the payment to Buyer of any unpaid Transaction Expenses as set forth in Subparagraph 8(c) above, neither Party shall have any further expense or liability hereunder.

13.                               Seller Obligations.

(a)                                 Between the date of this Agreement and the Closing, Seller shall cause each respective Property to be maintained in the same condition and repair as currently being maintained, ordinary wear and tear alone excepted, free from any mechanic’s liens, and shall not cause or permit any physical waste upon any Property.

(b)                                 With respect to each respective Property, Seller further agrees through the Closing Date:

(i)                                     to keep in existence all fire and extended coverage, insurance policies, and all public liability insurance policies, that are in existence as of the date of this Agreement with respect to the Property;

(ii)                                  not to enter into any contract or service agreement with respect to or affecting the Property which would be binding upon Buyer following the Closing Date, without Buyer’s prior written consent;

(iii)                               not to sell, transfer, pledge, encumber or grant any interest in the Property, or any part thereof, in any form or manner whatsoever or otherwise perform or permit any act which would prevent Seller’s full performance of its obligations hereunder;

(iv)                              not to incur any additional indebtedness secured by the Property or any portion thereof;

(v)                                 other than the Lease, not to enter into, amend, waive any rights under, terminate or extend any lease, Contract or License, nor apply any security or other deposits held under any lease to delinquent rents, without Buyer’s prior written consent;

(vi)                              to file all tax returns required by the taxing authorities in connection with the ownership and operation of the Property, and to pay all taxes and special assessments levied against or incurred in connection with the ownership or operation of the Property, as such taxes and special assessments become due and payable; and to promptly advise Buyer in writing as such matters come within the knowledge of Seller of any (A) material changes, additions, deletions or modifications in or to any of the materials delivered to Buyer pursuant to this Agreement and promptly provide Buyer with true, complete and correct copies of such changes, additions, deletions or modifications and (B) changes in circumstances which would render the representations and warranties made by Seller herein false or misleading in any material respect; and

(vii)         to the extent assumed by Buyer or binding upon Buyer following the Closing, to comply with the terms of all Licenses, Contracts and any other agreements affecting the Property.

14.          Conditions Precedent to Buyer’s Obligations Regarding Closing.  In addition to any other conditions set forth in this Agreements Buyer’s obligation to consummate the purchase of the Property is expressly contingent upon the following provisions, any of which may be waived by written notice from Buyer to Seller:

(a)           Seller shall have complied with and otherwise performed each, of the covenants and obligations of Seller set forth in this Agreement (including, without limitation, delivery of all of the documents and other items required of Seller pursuant to Subparagraph 15(a) below).

(b)           All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c)           There shall have been no adverse change to the title to the Property (including, without limitation, the addition of any mechanic’s or materialman’s lien or any other encumbrance) between the date of issuance of the Title Commitment and Closing that is not going to be released or removed at Closing, and the Title Company shall have issued owner’s title insurance commitment for the Property on the Land and the Improvements and be prepared to issue to Buyer upon the Closing reasonable endorsements to the fee simple owner’s policies on the Land and the Improvements.

(d)           The Property shall be in substantially the same condition on the date of Closing as of the date hereof subject, however, normal wear and tear only, no material adverse change shall have occurred with respect to the Property since the date of this Agreement.

(e)           Neither Seller nor any agent of Seller shall have received any notices from any city, county or any governmental authority of any taking of any Property, or any portion of any Property, by eminent domain or similar proceeding, and no such taking or other condemnation of any Property, or any portion thereof, shall be threatened or contemplated by any such governmental authority.

(f)            The Land shall be contiguous to and have or legal right to direct vehicular access to a maintained street or highway.

(g)           Seller shall have presented evidence satisfactory to Buyer and the Title Company with respect to the right, power and authority of designated representative(s) of Seller to execute the closing documents and consummate the sale of the Property. Seller shall have obtained all consents necessary to effectuate this transaction and provide Buyer with evidence thereof.

(h)           Seller shall have delivered to Buyer a tenant estoppel certificates in the form required under the Lease dated not later than the Closing from (A) Tenant stating, among other things, that as of the date of the certificate (i) Tenant has accepted possession of the Land and Improvements, (ii) the amount of Basic Rent payable under the Lease and the date through which it has been paid, (iii) Landlord is not in default under the Lease, (iv) Tenant is not entitled to any rental credits against Basic Rent or Additional Rent under the Lease, and (v) Tenant has no right to terminate the Lease.

(i)            The Title Commitment shall be a proforma and effectively dated as of the Closing Date, deleting all requirements thereunder so as to obligate the Title Company to issue to Buyer an original owner’s policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions (as hereinafter defined), and shall provide such affirmative coverage and endorsements as Buyer may reasonably require provided the same are available at commercially reasonable rates and are customary in similar commercial transactions.  As used herein, “Permitted Exceptions” shall mean (i) ad valorem real property taxes and assessments for the year of Closing and thereafter, and water, sewer and other assessments, if any, so long as the foregoing are not yet due and payable (or due and payable within sixty (60) days following the Closing Date), (ii) the rights of the Tenant under the Lease, as a Tenant only, and (iii) those matters which Buyer approves in writing as being acceptable to Buyer in its reasonable discretion.

(j)            Buyer shall satisfy itself that to the extent there are any zoning requirements affecting the Property, that the Property is in compliance with same.

(k)           Seller shall have delivered to Buyer any title related estoppels reasonably requested by Buyer, which estoppels shall address such items including, but not limited to, the existence of any reverter rights, purchase options, rights of first refusal, and the satisfaction of any monetary obligations of Seller.

(l)            CVSL Inc., a Florida corporation as “Tenant,” and Buyer shall have agreed to and delivered a Master Lease in the form of Exhibit E attached hereto and made part hereof (the “Lease”).

(m)          Buyer shall be satisfied with the results of its review of the Third-Party Reports in all respects.

15.          Closing Documents.

(a)           At Closing, the Seller shall deliver to Buyer the following for each Property (collectively, the “Closing Documents”):

(i)            Fee simple title to the Property, free from liens, encumbrances. restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer.

(ii)           An appropriate “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than any Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(iii)          A duly executed Limited Warranty Deed or equivalent for each Property, in the form attached hereto as Exhibits D (individually and collectively, the “Deed”).

(iv)          If requested by Buyer, an assignment of all Contracts duly executed by Seller, if any, together with evidence, satisfactory to Buyer, that Seller has paid any and all fees necessary to assign such Contracts to the Buyer (if any are so required).

(v)           A bill of sale duly executed by Seller acknowledging that no portion of the personal property being conveyed is attributable to the Purchase Price.

(vi)          Seller’s counterpart of a closing and proration statement executed by Seller.

(vii)         An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445 of the Internal Revenue Code of 1986 (as amended, collectively, the “IRC”), in the form attached hereto as Exhibit F.

(viii)        Such documents as Buyer’s counsel or the Title Company may reasonably request to evidence Seller’s authority to execute and perform under this Agreement and to execute and deliver all documents conveying the Property to Buyer.

(ix)          To the extent not heretofore delivered to Buyer and in Seller’s possession: (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guaranties which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) all keys for all Improvements; (iv) originals of the Lease, all correspondence to or from Tenant relating to the Lease; and (v) originals of all Contracts and Licenses that will remain in effect after the Closing.

(x)           The Lease executed by Tenant together with the Security Deposit (as defined in the Lease) by wire transfer as directed by Buyer; provided, however, Seller shall deposit from the sales proceeds the amount of the Security Deposit with Buyer as Landlord which Landlord will hold and disburse pursuant to the Lease.

(xi)          Such other documents and papers which may be necessary to the consummation of the transaction described in this Agreement as may be reasonably requested by Buyer or Buyer’s counsel.

(b)           At Closing, Buyer shall:

(i)            Deliver to Seller the balance of the Purchase Price due.

(ii)           Execute such documents described in this Agreement to be executed by Buyer and deliver such other documents and papers which may be necessary to the consummation of the transaction described in this Agreement as may be reasonably requested by Seller or Seller’s counsel.

16.          Default of Seller.

(a)           In the event that Seller breaches or defaults upon any of the covenants, representations, warranties and/or agreements of Seller contained in this Agreement and Buyer has given written notice of same to Seller and Seller fails to cure same on or before the outside Closing Date, then Buyer, as Buyer’s sole and exclusive remedies, shall have the option of (i) taking such title as Seller can give with an abatement of the Purchase Price in the amount of reasonably ascertainable monetary liens, (ii) terminating this Agreement, in which case, Seller will reimburse Buyer for Buyer’s Out of Pocket Expenses (as hereinafter defined), and neither Buyer nor Seller shall have any further liability under this Agreement except with respect to those provisions of this Agreement which expressly survive termination, or (iii) commencing an action for specific performance of this Agreement.  For the purposes of this Agreement, the term “Buyer’s Out of Pocket Expenses” shall mean the lesser of (i) the Expense Cap or (ii) the aggregate of all costs, expenses, fees actually incurred by Buyer in connection with the transaction contemplated by this Agreement, including, but not limited to, any reasonable attorney’s fees incurred in preparing and/or negotiating this Agreement, all costs and expenses (including any and all amounts paid by Buyer for the Third Party Reports) and expenses (including any and all amounts paid to Buyer’s lender) incurred by Buyer but only if incurred prior to or at Closing as a result of Buyer’s potential interest rate hedge loss or sums payable under any other kind of interest rate protection arrangement.

17.          INTENTIONALLY OMITTED.

18.          ERISA Representation.  Neither Seller nor Buyer is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and neither Seller’s nor Buyer’s assets constitute assets of any such “employee benefit plan” (“plan assets”) as defined in 25 CFR Section 2510.3-101 or other applicable law governing the definition of “plan assets” of such “employee benefit plans”.

19.          Notices.  Any notice required or permitted to be given under this Agreement shall be given in writing and sent by (a) personal delivery, (b) overnight delivery service with proof of delivery, or (c) electronic mail transmission sent to the intended addressee at its address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of electronic transmission, as of the date of the electronic transmission provided that an original of such electronic transmission is also sent to the intended addressee by means described in clauses (a) or (b)above.

To Seller:                               The Longaberger Company

2400 Dallas Parkway, Suite 250

Plano, TX 75093

Email: ryanmack@richmont.net

With copies to:                     Wright Ginsberg Brusilow P.C.

14755 Preston Road, Suite 600

Dallas, TX 75254

Attention:  David E. Brusilow

Email: brusilow@wgblawfirm.com

If to Buyer:                           c/o Colony Capital Acquisitions, LLC

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Attention: Director of Legal Department
Email:  DPalame@colonyinc.com

With copies to:                     c/o Colony Capital Acquisitions, LLC

712 Fifth Avenue, 35th Floor

New York, NY 10019

Attention: Georges Asmar
Email: GAsmar@colonyinc.com

And to:                                  Polsinelli PC
900 Third Avenue
New York, NY  10022
Attention: Brook S. Clark
Email: bclark@polsinelli.com

20.          Representations and Warranties of Seller.  Seller represents and warrants to, Buyer that:

(a)           Seller is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full right, power and authority to execute and deliver this Agreement and at Closing will have the full right, power and authority to consummate the transactions contemplated herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties;

(b)           This Agreement constitutes a valid and legally binding agreement and obligation of Seller, enforceable in accordance with its terms;

(c)           There are no taxes, charges or assessments of any nature or description arising out of the conduct of the Seller’s business or the operation of the Property which would constitute a lien against the Property that will be unpaid at the date of Closing or not paid from Seller’s closing proceeds;

(d)           (A) The obligations of Seller or the Property with regard to all applicable covenants, easements and restrictions against the Property have been and are being performed in a proper and timely manner, (B) To Seller’s knowledge, Seller is not currently in default under any agreement, order, judgment or decree relating to the Property (other than payment of ad valorem taxes which will be paid at Closing) and (C) To Seller’s knowledge no conditions or circumstances exist which, with the giving of notice or passage of time, or both, would constitute a default or breach with respect to any of the foregoing in (A) or (B) above;

(e)           No leases affecting the Property or any part thereof will be in existence as of the Closing, except for the Lease;

(f)            No Contracts affecting the Property or any part thereof will be in existence as of the Closing, except as set forth on Exhibits B-1 through B-3 attached hereto;

(g)           Seller holds no Licenses with respect to the Property, except as disclosed in Exhibits C-1 through C-3 attached hereto;

(h)           All of the documents in Seller’s possession or control relating to the Property and required pursuant to section 5 (a) have been delivered to Buyer;

(i)            No person, firm or entity, except Buyer, has asserted any rights in or to acquire any interest in the Property or any part thereof;

(j)            Neither Seller nor, to Seller’s knowledge, Tenant has made an assignment for the benefit of creditors, nor has Seller or, to Seller’s knowledge, Tenant filed, or had filed against it, any petition in bankruptcy;

(k)           Seller shall not have taken any action that would cause any of the representations, warranties and covenants of this Agreement to be incorrect in any material respect, and shall promptly notify Buyer of any event or condition known to Seller that occurs prior to Closing that would cause any of the foregoing representations to be incorrect or no longer correct in any respect;

(l)            There are no outstanding options or rights of first refusal in favor of any other party to purchase the Property or any portion thereof or interest therein or a right to receive any profit participation or other interest (whether exercisable now or upon any subsequent resale of any Property or any portion thereof).

(m)          Seller has received no notice of any condemnation or eminent domain proceedings instituted against the Property or any part thereof;

(n)           Except as may be disclosed in the Third Party Reports and to Seller’s knowledge, neither the Property nor any part thereof is subject to any building code or similar violations or remedial obligations under any applicable laws and no Property or any part thereof fails to comply with any applicable governmental regulations, laws or ordinances;

(o)           Seller has received no notice that there is any litigation, action, or other proceeding pending or, to Seller’s knowledge. threatened (whether such matters are brought at law, in equity or before any administrative agency or other governmental body or instrumentality) relating to Seller and the Property or any portion thereof, or the transactions contemplated by this Agreement, except as set forth in Schedule B;

(p)           With respect to that certain the Reciprocal Access, Utility Easements, Covenants, Restrictions and Utility Services Agreement dated as of October 8, 2012 (the “REA”), Seller represents and warrants as follows to the best of its knowledge: (i) the REA is in full force and effect, and all payments due under the REA (if any) have been paid in accordance therewith; (ii) the REA has not been modified, supplemented, or amended in any way, except as disclosed in writing to Buyer; (iii) there exists no default under, violation of, or failure to comply with the REA, and no event has occurred that with the giving or notice or the passage of time, or both, would constitute a default under, violation of, or failure to comply with the REA by any party thereto; (iv) Seller has neither sent nor received any notice of default under the REA which has not been fully cured; and (v) no levies or liens have been placed on any property covered by the REA, as amended, by Seller, except for that certain mortgage on the Property in favor of KeyBank National Association.

(q)           Except as may be disclosed in the Third Party Reports, to Seller’s knowledge, neither the Property nor any part thereof is subject to any violations or remedial obligations under any Environmental Laws and to Seller’s knowledge, no Property or any part thereof fails to comply with any Environmental Laws; and

(r)            All representations and warranties of Seller contained in this Agreement are true, accurate and correct in all material respects as of the date hereof and Seller shall deliver to Buyer at Closing a certificate certifying that they are still true, accurate and correct in all material respects as of the Closing Date.

The following definitions shall apply to Paragraph 20:  “Environmental Laws” means all federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to any Property and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean up or other remediation of any Property or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time, including, without limitation, the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901 6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801 1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.  “Hazardous Materials” means all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos containing materials and/or products, urea formaldehyde; any substances which are classified as “hazardous” or “toxic” under CERCLA or any other applicable Environmental Law; hazardous waste or solid waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any pollutants, contaminants, chemicals, explosives or radioactive materials regulated by Environmental Laws.

21.          Representations and Warranties of Buyer.  Buyer represents and warrants to, Seller that:

(a)           Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full right, power and authority to execute and deliver this Agreement and at Closing will have the full right, power and authority to consummate the transactions contemplated herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties;

(b)           This Agreement constitutes a valid and legally binding agreement and obligation of Buyer, enforceable in accordance with its terms; and

(c)           All representations and warranties of Buyer contained in this Agreement are true, accurate and correct in all material respects as of the date hereof and Seller shall deliver to Seller at Closing a certificate certifying that they are still true, accurate and correct in all material respects as of the Closing Date.

22.          Miscellaneous.

(a)           All the warranties, representations and indemnities contained in this Agreement shall survive the Closing or earlier termination of this Agreement for a period of six (6) months.

(b)           This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

(c)           This Agreement and the attached Schedule and Exhibits contain the entire understanding and agreement by and between the Parties with respect to the subject matter of this Agreement and all prior or contemporaneous oral or written agreements or instruments are merged in this Agreement and no amendment to this Agreement shall be effective unless the same is in writing and signed by the Parties hereto.

(d)           This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

(e)           The captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction or meaning of any provision of this Agreement.

(f)            This Agreement may not be changed orally, but only by an agreement in writing signed by both Buyer and Seller.  No waiver of any of the provisions to this Agreement shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

(g)           Each Party represents and warrants to the other Party that the execution of this Agreement and any other documents required or necessary to be executed pursuant to the provisions of this Agreement are valid, binding obligations and are enforceable in accordance with their terms.

(h)           The Title Company shall serve as the “real estate reporting person” as that term is defined in Section 6045(e) of the IRC.  This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby appear in Paragraph 19 hereof and Seller and Buyer agree to retain a copy of this Agreement for a period of four (4) years following the end of the calendar year in which the Closing occurs.  The provisions of this Subparagraph (h) shall survive Closing.

(i)            Both Seller and Buyer agree that no part of the Purchase Price was paid for the personal property being conveyed under this Agreement.  Buyer and Seller agree to report the federal, state and local income and other tax consequences of the transaction contemplated by this Agreement and in particular, report the information required by Section 1060(b) of the IRC in a manner consistent with the statement above.

(j)            Both Seller and Buyer agree that they will cooperate, without further consideration, in taking such action, whether prior or subsequent to the Closing, as may be reasonably requested by the other Party to consummate the transaction contemplated by this Agreement.  The provisions of this Subparagraph (j) shall survive the Closing.

(k)           Until this Agreement is terminated, Seller agrees not to solicit, accept, entertain, consider, negotiate, discuss or pursue any offers or expressions of interest to purchase the Property, or portion thereof, from any prospective purchasers.

(l)            The provisions of this Agreement and the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Buyer and their permitted successors and assigns only and are not for the benefit of any third party and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at the Closing.

(m)          All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week. exclusive of federal and national bank holidays.  In the event that any event under this Agreement is to occur. or a time period is to expire, on a date which is not a business day, such event shall occur or time period shall expire on the next succeeding business day.

(n)           Buyer may assign or transfer its rights and obligations under this Agreement without the consent of Seller.  Buyer shall notify Seller of any such assignment or transfer at least one (1) business day prior to Closing.  Upon such transfer, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon Buyer’s assigns and Buyer shall be released from all further obligations and liability hereunder.

(o)           In order to expedite the transaction contemplated herein, electronic mail of pdf signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on the emailed document, are aware that the other party will rely on the emailed facsimile signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

(p)           This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

(q)           In the event suit is brought to enforce or interpret all or any portion of this Agreement or if suit is brought for liquidated damages or for any other relief permitted under this Agreement, the Party, if any, awarded costs in such suit shall be entitled to recover, as an element of such costs, and not as damages, reasonable attorneys’ fees incurred in connection with such suit.  Without limiting the generality of the foregoing, attorneys’ fees shall be determined at the normal hourly rates charged by the person doing the work, regardless of whether said fees bear a reasonable relationship to the relief obtained.  A Party which is not entitled to recover costs in any such suit shall not be entitled to recover its attorney’s fees.

(r)            Seller shall not take any action that would cause any of the representations, warranties and covenants of this Agreement to be incorrect in any material respect, and shall promptly notify Buyer of any event or condition known to Seller that occurs prior to Closing that would cause any of the foregoing representations to be incorrect or no longer correct in any respect.

[Signatures immediately follow this page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives tender seal on the day first above written.

SELLER:

WITNESS:	THE LONGABERGER COMPANY

	By:	/s/ Kelly L. Kittrell
	Name:	Kelly L. Kittrell
	Its:	Chief Financial Officer

[Signature Page to Agreement for Purchase and Sale]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives tender seal on the day first above written.

BUYER:

WITNESS:	CFI NNN RAIDERS, LLC,
a Delaware limited liability company

By:
	Name:	Mark M. Hedstrom
	Its:	Vice President

[Signature Page to Agreement for Purchase and Sale]

SCHEDULE OF EXHIBITS:

SCHEDULE A –SUMMARY DESCRIPTION FOR EACH PROPERTY

SCHEDULE B - LITIGATION

Exhibit A-1 – Building 1 Legal Description of the Land

Exhibit A-2 – Building 2 Legal Description of the Land

Exhibit A-3 – The Longaberger Homestead Legal Description of the Land

Exhibit B-1 – Building 1 List of Contracts

Exhibit B-2 – Building 2 List of Contracts

Exhibit B-3 – Longaberger Homestead List of Contracts

Exhibit C-1 – Building 1 List of Licenses

Exhibit C-2 – Building 2 List of Licenses

Exhibit C-3 – Longaberger Homestead List of Licenses

Exhibit D - Form of Special Warranty Deed

Exhibit E – Form of Master Lease

Exhibit F - Form of Non-Foreign Certificate for Seller

SCHEDULE A

PARTIES AND SUMMARY DESCRIPTION FOR EACH PROPERTY

1.                                      Property:                                              The property commonly known as “Building A” located at 5563 Raiders Road, Frazeysburg, OH 43822, together with the buildings and all improvements located thereon consisting of approximately 200,000 square feet on a 23 acre site, more or less, all designated on Exhibit A-1 annexed hereto and made a part hereof.

2.                                      Property:                                              The property commonly known as “Building B” located at 5563 Raiders Road, Frazeysburg, OH 43822, together with the buildings and all improvements located thereon consisting of approximately 812,623 square feet on a 61 acre site, more or less, all designated on Exhibit A-2 annexed hereto and made a part hereof.

3.                                      Property:                                              The property commonly known as “Longaberger Homestead” located at 6055 Raiders Road, Frazeysburg, OH 43822, together with the buildings and all improvements located thereon consisting of approximately  721,300 square feet on a 31.84 acre site, more or less, all designated on Exhibit A-3 annexed hereto and made a part hereof.

SCHEDULE B

LITIGATION

1.              Claim for payment by Engineering Excellent Regional Services, LLC  @$20,000.

2.              Claim for payment by Imperial Systems, Inc. @$7,631.65.

3.              Claim for payment by IMP Mechanical, Inc. @$54,000.

EXHIBIT A-1

LEGAL DESCRIPTION OF BUILDING A PROPERTY

Situated in the State of Ohio, County of Muskingum, Township of Cass, Quarter Township 2, and being part of the East Half of Section 6, Township 3, Range 8, United States Military Lands, and being part of the lands presently owned by the Longaberger Company as per Deed Record 1007, Page 525, and being more particularly described as follows:

Beginning for reference at an iron pin found at the Northeast Corner of the Southwest Quarter of Section 6, Township 3, Range 8, United States Military Lands;

Thence along the mid-section line, South 87 degrees 57 minutes 11 seconds East 566.28 feet to a point on the east line of Loop Road,(Private Road);

Thence along the east line of said road North 26 degrees 46 minutes 35 seconds East, 268.27 feet to a PK nail set, and the principal place of beginning;

Thence continuing along the lines of said Loop Road the following four courses:

1.) North 26 degrees 46 minutes 35 seconds East, 702.11 feet to an iron pin set;

2.) Along a curve to the right having a delta angle of 89 degrees 18 minutes 29 seconds, a radius of 258.00 feet and an arc length of 402.15 feet, and a chord which bears North 71 degrees 25 minutes 52 seconds East, 362.66 feet to an iron pin set;

3.) South 63 degrees 54 minutes 50 seconds East, 985.36 feet to an iron pin set;

4.) South 47 degrees 12 minutes 35 seconds East, 41.43 feet to an iron pin set on the right of way of Raiders Road,(Co. Rd. 616);

Thence along the right of way said road the following four courses:

1.) Along a curve to the left having a delta angle of 17 degrees 33 minutes 19 seconds, a radius of 1954.86 feet and an arc length of 598.96 feet, and a chord which bears South 19 degrees 09 minutes 56 seconds West, 596.62 feet to a point;

2.) South 79 degrees 36 minutes 43 seconds East, 5.00 feet to a point;

3.) Along a curve to the left having a delta angle of 08 degrees 08 minutes 50 seconds, a radius of 1949.86 feet and an arc length of 277.26 feet, and a chord which bears South 06 degrees 18 minutes 52 seconds West, 277.02 feet to an iron pin set;

4.) South 02 degrees 09 minutes 04 seconds West, 104.65 feet to an iron pin set;

Thence through the lands presently owned by the Longaberger Company,(DR 1007-525)  North 63 degrees 49 minutes 45 seconds West, 1504.35 feet to the principal place of beginning, containing 29.37 acres more or less, passing an iron pin set at 191.27 feet;

1

Note: Legal access to the above described parcel is contained in an agreement between The Longaberger Company, Fanatics Ohio Property Holding Inc., and East Central Ohio Business Park Association, as found in Musk. Co. Records, OR 2426-693, page 7, Item 4.

2

EXHIBIT A-2

LEGAL DESCRIPTION OF BUILDING B PROPERTY

Situated in the State of Ohio, County of Muskingum, Township of Cass, Quarter Township 2, and being part of the East Half of Section 6,Township 3, Range 8, United States Military Lands, and being part of the lands presently owned by the Longaberger Company as per Deed Record 1007, Page 525, and being more particularly described as follows:

Beginning for reference at an iron pin found at the Northeast corner of the Southwest Quarter of Section 6, Township 3, Range 8, United States Military Lands;

Thence along the mid-section line, South 00 degrees 07 minutes 44 seconds East, 1702.43 feet to an iron pin found;

Thence along the north line of lands presently owned by the Longaberger Company,(DR 1063-125), South 88 degrees 50 minutes 30 seconds East, 203.37 feet to a PK nail set on the east line of Loop Road;

Thence across a private road, North 09 degrees 52 minutes 15 seconds East, 82.02 feet to a PK nail set, on the east line of said Loop Road, and the principal place of beginning;

Thence along the east line of said road the following four courses:

1.) Along a curve to the left having a delta angle of 8 degrees 19 minutes 49 seconds, a radius of 897.50 feet and an arc length of 130.49 feet, and a chord which bears North 03 degrees 05 minutes 12 seconds East, 130.38 feet to an iron pin set;

2.) North 01 degrees 04 minutes 46 seconds West, 672.92 feet to an iron pin set;

3.) Along a curve to the right having a delta angle of 25 degrees 34 minutes 47 seconds, a radius of 457.50 feet and an arc length of 204.25 feet, and a chord which bears North 12 degrees 50 minutes 56 seconds East, 202.56 feet to an iron pin set;

4.) North 26 degrees 46 minutes 35 seconds East, 945.97 feet to a PK nail set;

Thence through the lands presently owned by the Longaberger Company,(DR 1007-525), South 63 degrees 49 minutes 45 seconds East, 1504.35 feet to an iron pin set on the right of way of Raider’s Road,(Co. Rd. 616), passing an iron pin set at 1313.08 feet;

Thence along said right of way the following two courses:

1.) South 02 degrees 09 minutes 04 seconds West, 637.24 feet to an iron pin set;

2.) Along a curve to the right having a delta angle of 23 degrees 46 minutes 51 seconds, a radius of 1392.39 feet and an arc length of 577.92 feet, and a chord which bears, South 14 degrees 02 minutes 29 seconds West, 573.78 feet to an iron pin set on the north line of a Private Road;

1

Thence along the north line of said road the following eight courses:

1.) South 84 degrees 12 minutes 47 seconds West, 7.17 feet to a point;

2.) North 75 degrees 19 minutes 02 seconds West, 111.76 feet to a point;

3.) North 89 degrees 05 minutes 01 seconds West, 24.46 feet to an iron pin set;

4.) South 89 degrees 05 minutes 03 seconds West, 628.16 feet to an iron pin set;

5.) South 00 degrees 54 minutes 57 seconds East, 12.00 feet to an iron pin set;

6.) South 89 degrees 05 minutes 03 seconds West, 732.82 feet to an iron pin set;

7.) Along a curve to the right having a delta angle of 11 degrees 48 minutes 55 seconds, a radius of 442.50 feet and an arc length of 91.25 feet, and a chord which bears North 85 degrees 33 minutes 22 seconds West, 91.09 feet to a point;

8.) North 80 degrees 11 minutes 47 seconds West, 62.33 feet to the principal place of beginning, containing 60.67 acres more or less;

Note: Legal access to the above described parcel is contained in an agreement between The Longaberger Company, Fanatics Ohio Property Holding Inc., and East Central Ohio Business Park Association, as found in Musk. Co. Records, OR 2426-693, page 7, Item 4.

2

EXHIBIT A-3

LEGAL DESCRIPTION OF LONGABERGER HOMESTEAD PROPERTY

Situated in the State of Ohio, County of Muskingum, Township of Cass, Quarter Township 2, and being part of Section 6, and Section 15, Township 3, Range 8, United States Military Lands, and being part of the lands presently owned by the Longaberger Company as per Deed Record 1063, Page 125, and being more particularly described as follows:

Beginning for reference at an iron pin set on the southeast corner of the Southwest Quarter of Section 6, Township 3, Range 8, United States Military Lands;

Thence along the line between Sections 6 and 15, North 88 degrees 23 minutes 24 seconds West, 260.28 feet to an iron pin set on the east line of Loop Road,(a private drive), and the principal place of beginning;

Thence along the east line of said road the following two courses:

1.) North 26 degrees 21 minutes 17 seconds East, 876.75 feet to an iron pin set, passing the mid-section line at 583.40 feet;

2.) Along a curve to the left having a delta angle of 13 degrees 51 minutes 53 seconds, a radius of 897.50 feet, an arc length of 217.18 feet, a chord which bears North 19 degrees 25 minutes 20 seconds East, 216.65 feet to a PK nail set on the south line of another private road;

Thence along the south line of said road, the following three courses:

1.) South 85 degrees 42 minutes 29 seconds East, 62.72 feet to a point;

2.) Along a curve to the left having a delta angle of 11 degrees 39 minutes 17 seconds, a radius of 518.50 feet, an arc length of 105.47 feet, and a chord which bears South 85 degrees 33 minutes 22 seconds East, 105.29 feet to an iron pin set;

3.) North 89 degrees 05 minutes 03 seconds East, 851.18 feet to a PK nail set;

Thence leaving the south line of said road, and through Longaberger Company lands, and along the southwest line of lands presently owned by Franklin Real Estate,(DR 547-399), South 39 degrees 57 minutes 51 seconds East, 502.32 feet to an iron pin set on the north right of way of Raiders Road,(Co. Rd. 616), passing a PK nail set at 28.40 feet, and an iron pin found at 488.52 feet;

Thence along the said right of way, South 39 degrees 56 minutes 03 seconds West, 1052.42 feet to an iron pin set, passing the section line at 836.32 feet;

Thence leaving said right of way line, and through said Longaberger lands, North 88 degrees 23 minutes 24 seconds West, 1218.73 feet to an iron pin set on the east line of  Loop Road;

Thence along the east line of said road the following two courses:

1

1.) Along a curve to the left having a delta angle of 7 degrees 45 minutes 10 seconds, a radius of 839.99 feet, an arc length of 113.66 feet, and a chord which bears North 30 degrees 13 minutes 49 seconds East, 113.57 feet to an iron pin set;

2.) North 26 degrees 21 minutes 17 seconds East, 76.90 feet to the principal place of beginning, containing 35.70 acres more or less;

Note: Legal access to the above described parcel is contained in an agreement between The Longaberger Company, Fanatics Ohio Property Holding Inc., and East Central Ohio Business Park Association, as found in Musk. Co. Records, OR 2426-693, page 7, Item 4.

2

EXHIBIT B-1

BUILDING A LIST OF CONTRACTS

NONE.

EXHIBIT B-2

BUILDING B LIST OF CONTRACTS

NONE.

EXHIBIT B-3

LONGABERGER HOMESTEAD LIST OF CONTRACTS

NONE.

EXHIBIT C-1

BUILDING A LIST OF LICENSES

NONE.

EXHIBIT C-2

BUILDING B LIST OF LICENSES

NONE.

EXHIBIT C-3

LONGABERGER HOMESTEAD LIST OF LICENSES

NONE.

EXHIBIT D

FORM OF LIMITED WARRANTY DEED

LIMITED WARRANTY DEED

O.R.C. §5302.07

KNOW ALL MEN BY THESE PRESENTS that The Longaberger Company, an Ohio corporation (“Grantor”), whose tax mailing address is                                                   , for valuable consideration paid by CFI NNN Raiders, LLC, a Delaware limited liability company (“Grantee”), whose tax mailing address is:  c/o Colony Capital Acquisitions, LLC, 2450 Broadway, 6th Floor, Santa Monica, CA 90404, Attention: Director of Legal Department, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell and convey to Grantee, with limited warranty covenants, all the estate, right, title and interest of the Grantor in and to the following real property:

Situated in the State of Ohio, County of Muskingum and Township of Cass, as more fully described on Exhibit A attached hereto, and made a part hereof.

Last Transfer:  Deed Book             , Page               , in the Deed of Records of                      County, Ohio

Parcel Nos.:

And further subject to the Permitted Exceptions as are set forth and more fully described on Exhibit B attached hereto, and made a part hereof.

Grantor has executed this Limited Warranty Deed this              day of                       , 2014.

THE LONGABERGER COMPANY

By:	/s/ Kelly L. Kittrell
Name:	Kelly L. Kittrell
Its:	Chief Financial Officer

STATE OF OHIO	)

COUNTY OF	) ss:

BE IT REMEMBERED, that on this            day of                       , 20      , before me, the subscriber, a Notary Public in and for said state, personally came                             , the                            of                                      as the duly authorized representative of the Grantor in the foregoing Limited Warranty Deed, and acknowledged the signing thereof to be his/her and its voluntary act and deed.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal on this day and year aforesaid.

Notary Public

Instrument Prepared By:

Polsinelli PC
900 Third Avenue
New York, NY  10022
Attention: Brook S. Clark

[LEGAL DESCRIPTIONS AND PERMITTED EXCEPTIONS TO ATTACHED AS EXHIBITS A AND B, RESPECTIVELY]

EXHIBIT E

FORM OF MASTER LEASE

[ATTACHED HERETO]

EXHIBIT F

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee (Buyer) of a U.S. real property interest must withhold tax if the transferor (Seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local laws) will be the transferor of the property and not the disregarded entity.  To inform the transferee (Buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by The Longaberger Company, an Ohio corporation (“Transferor”) the undersigned hereby certifies the following:

1.             The undersigned and Transferor are not foreign corporations, foreign partnerships, foreign trusts, or foreign estates (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.              Transferor is a disregarded entity as defined in Section 1.445-2(b)(2)(iii).

3.              The undersigned’s Federal Employer Identification Number is 31-1311748.

4.              The undersigned’s and Transferor’s office address is: 2400 Dallas Parkway, Suite 250, Plano, TX 75093.

5.              The address or description of the property which is the subject matter of the disposition is: Building “A: located at 5563Raiders Road, Building “B” located at 5563 Raiders Road and the “Longaberger Homestead located at 6055 Raiders Road each in the town of Frazeysburg, State of Ohio.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The undersigned declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of the undersigned and Transferor has full authority to do so.

Date: July , 2014	TRANSFEROR:

THE LONGABERGER COMPANY
an Ohio corporation

	By:	/s/ Kelly L. Kittrell
	Name:	Kelly L. Kittrell
	Its:	Chief Financial Officer